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                                                                     EXHIBIT 4.2

                        RESTRICTED STOCK GRANT AGREEMENT

         THIS RESTRICTED STOCK GRANT AGREEMENT (this "Agreement"), dated as of January 3, 2000, is by and between COLONY BANKCORP, INC., a Georgia Corporation (the "Company"), and WALTER PATTEN ("Grantee").

         WHEREAS, the Board of Directors of the Company has determined that Grantee is to be granted as compensation for his duties as an Executive Employee of the Company, shares of the common stock, $1.00 par value, of the Company (the "Common Stock") subject to the restrictions set forth in this Agreement.

         NOW, THEREFORE, the Company and Grantee hereby agree as follows:

         1.  Grant of Shares.  Grantee is granted one thousand (1,000) shares of
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Common Stock (the "Shares") subject to his or her agreement to the terms herein and the Colony Bankcorp, Inc. 1999 Restricted Stock Grant Plan dated February 16, 1999 (the "Plan"). Grantee, or his or her nominee, shall be the record holder of the Shares and shall have all incidents of ownership therein except as provided otherwise in this Agreement.

         2.  Restrictions on Shares.
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             (a) During the period and under the conditions set forth in
Section 3 below, the Shares are subject to forfeiture. If an Event of Forfeiture (as defined below) occurs, then the certificate representing the Shares subject to such forfeiture shall be delivered to the Company, it shall be canceled, and the Shares represented thereby shall no longer be recorded as outstanding shares in the Company's stock records, but rather shall become authorized but unissued shares of the Company. Grantee shall receive no consideration or compensation in connection with forfeiture of any Shares. If any certificate representing Shares canceled by the Company represents as well Shares not subject to forfeiture hereunder, then the Company shall issue a replacement certificate to the record holder of such Shares representing that number of shares not forfeited and canceled.

             (b) Each certificate representing Shares which are subject to restriction under this Agreement shall carry the following legend:

                 "The shares of Colony Bankcorp, Inc. Common Stock evidenced by this certificate are subject to the terms and restrictions of the Colony Bankcorp, Inc. 1999 Restricted Stock Grant Plan; such shares are subject to forfeiture or cancellation under the terms of said Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which is available from Colony Bankcorp, Inc. upon request."

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At any time and from time to time when the restrictions hereunder lapse with respect to a number of Shares, Grantee may submit the certificate representing such Shares to the Company requesting the reissuance of one or more certificates representing restricted Shares and Shares no longer subject to such restrictions. Such replacement certificate for Shares no longer subject to restrictions under this Agreement shall contain no legend regarding such restrictions may contain such other legends required under federal or state securities laws or otherwise deemed prudent by the Company.

             (c) For so long as Shares are subject to restriction under this Agreement, such Shares are not transferable by Grantee, and accordingly they may not be sold, transferred by gift or otherwise, pledged, or hypothecated, nor shall Grantee permit any lien or encumbrance be placed on such Shares.

         3.  Period of Restrictions and Triggering of Forfeiture.
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             (a) All Shares shall be subject to this Agreement for three years from the Effective Date (defined below). After three years measured from the Effective Date, the Shares shall no longer be subject to this Agreement, so that after three years there will remain no Shares subject hereto. At such time as there are no Shares subject to this Agreement, then this Agreement will terminate, provided, however, that all Shares subject to this Agreement at the time of occurrence of an Event of Forfeiture shall remain subject to this Agreement, and this Agreement shall remain in effect until forfeiture of the Shares has been properly documented and such Shares have been canceled in the stock records of the Company.

             (b) The effective date for the measurement of the period of restriction with respect to the Shares shall be January 1, 2000 (the "Effective Date").

             (c) Forfeiture of Shares subject to this Agreement shall occur ("Event of Forfeiture"), except as provided in paragraph (d) or (e) below, at any time Grantee shall have a Termination as defined in the Plan. For purposes of this Agreement "Executive Employee" shall have the same meaning as in the Plan.

             (d) If an Event of Forfeiture would otherwise have occurred under paragraph (c) as a result of Grantee's death, disability or retirement, then the Company may, at its discretion, waive the restrictions with respect to any or all of the Shares subject to this Agreement under any conditions it deems appropriate, or permit full ownership rights to vest as scheduled over the three year period notwithstanding Grantee's failure because of death, disability or retirement to meet the requirements of paragraph (c) above over that period.

             (e) Risk of forfeiture under Section 2 above shall terminate with respect to all Shares upon the occurrence of any of the following: (1) any merger, consolidation, reorganization, division or other corporate transaction in which the Common Stock is converted into another security or into the right to receive securities or property of the Company or of any other entity, other than a transaction where the holders of all of the Company's securities before the transaction own substantially all of the securities of the surviving entity in the transaction (e.g., a merger to change domicile would not trigger termination of rights); (2) the Company's sale of all or substantially all

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of its assets, or liquidation of all or substantially all of its assets; or (3)
a change of control of the Company, which, for example, but not by way of limitation, shall be deemed to have occurred (i) upon the accumulation by any person of beneficial ownership of voting securities of the Company in excess of ten percent (10%) of the then-outstanding voting securities, or (ii) by the removal at one time by the vote of shareholders of one-half or more of the members of the Company's Board of Directors.

         4.  Grantee Acknowledgments.
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             (a) Grantee acknowledges that the Shares are being granted as compensation and as an incentive, and Grantee is not giving anything of value in consideration of the grant. Grantee understands that he or she may be subject to federal and state income tax as a result of the grant of the Shares. He or she has or will seek advice from his or her own tax advisor with respect to the tax effect of the grant; including the effect of and decision whether or not to elect to be taxed currently under Section 83(b) of the Internal Revenue Code of 1986, as amended, in connection with the transferred property.

             (b) Grantee further acknowledges that the Shares have not been sold to Grantee pursuant to registration under the Securities Act of 1933, as amended (the "Securities Act"), or under any applicable state securities laws, and that the further sale, transfer, pledge or other disposition of the Shares by Grantee must comply with the Securities Act and applicable state securities laws.

         5.  Certificates to be Held in Trust; Voting Dividends.
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             (a) At the option of the Company to facilitate effecting the forfeiture of Shares Grantee shall deliver to and deposit with the Company the share certificate or certificates representing the Shares, together with stock transfer powers duly endorsed in blank.

             (b) Except as otherwise expressly provided in this Agreement, Grantee shall have all the rights of a shareholder with respect to the Shares while they are held in trust under this Agreement, including the right to vote the Shares and to receive any cash dividends declared thereon. If there occurs any stock dividend, stock split or similar distribution or exchange with respect to the Shares, any new, substituted or additional securities to which Grantee thereby becomes entitled by reason of his or her ownership of the Shares shall be deposited with the Agent and treated thereafter as part of the "Shares" for purposes of this Agreement.

         6.  Not an Agreement of Employment. Grantee is not hereby offered
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employment by the Company or with any subsidiary of the Company as an officer or otherwise, nor promised continued employment under any terms and for any period, and nothing in this Agreement may be construed to the contrary. Likewise, Grantee is not hereby offered a nomination or appointment as a director of the Company or of any subsidiary of the Company or any right thereto for any period.

         7.  Notices. Any notice or other communication required or permitted to
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be given hereunder shall be in writing and shall be deemed to have been given when delivered by personal delivery, by facsimile transmission or by mail, to the following address:

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                  To Grantee:               Walter Patten
                                            106 Northlake Drive
                                            Sylvester, GA 31791
                                            ###-##-####

                  To the Company:           Colony Bankcorp, Inc.
                                            P. O. Box 1029
                                            Fitzgerald, GA 31750

or to such other address or facsimile number as the parties hereto shall have last designated by notice to the other party. Any notice given by personal delivery or mail shall be deemed to have been delivered on the date of receipt of such delivery at such address; and any notice given by facsimile transmission shall be deemed to have been delivered on the date of transmission if received during business hours on a business day, or the next business day after transmission if received after business hours on a business day or at any time on a non-business day.

         8.  Failure to Enforce Not a Waiver.  The failure of the Company or
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Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provisions or of any other provision hereof.

         9.  Entire Agreement; Amendments. This document sets forth the entire
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agreement between the parties with respect to the subject matter hereof, and it supersedes any prior discussions or written documents addressing such subject matter. This Agreement may be amended or modified only by an instrument in writing signed by Grantee and an authorized representative of the Company.

         10. Governing Law. This Agreement has been entered into, and shall be
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governed by and construed according to the laws of, the State of Georgia, without regard to the conflicts of law rules thereof.

         11. Successors and Assigns.  This Agreement shall inure to the benefit
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of, and be binding on, the successors and assigns of the Company, and such persons as may be permitted to succeed to the rights of Grantee hereunder with respect to the Shares.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 COLONY BANKCORP, INC.

                                 BY: /s/ James D. Minix
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                                        James D. Minix, President
                                        Grantor

                                 /s/ Walter Patten
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                                 Walter Patten
                                 Grantee